UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 6, 2005 (December 1, 2005)

Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.

(Exact name of registrant as specified in charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-267 (Commission File Number)	13-5531602 (IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania (Address of principal executive of offices)	15601-1689 (Zip code)

Registrant’s telephone number, including area code: (724) 837-3000

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 1, 2005, the Board of Directors (the “Board”) of Allegheny Energy, Inc. (the “Company”) increased the amount of compensation that non-employee directors of the Company will receive under the Company’s Non-Employee Director Stock Plan (the “Plan”) from 800 shares of the Company’s common stock, par value $1.25 per share (the “Common Stock”), per quarter to 1,000 shares of Common Stock per quarter, effective January 1, 2006. All other compensation and reimbursement practices for the Company’s non-employee directors, as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, remain unchanged. In addition, on December 1, 2005, the Board amended the Company’s Stock Ownership Guidelines to provide that, effective January 1, 2006, the members of the Board are expected to own shares of Company Common Stock equal to six times the annual cash retainer, increasing the ownership level from four times the annual cash retainer.

Currently, each of the Company’s non-employee directors receives, for all services to the Company, (a) $25,000 in annual retainer fees, (b) $1,250 for each meeting of the Board attended and (c) $1,250 for each meeting of any committee of the Board attended, except that members of the Audit Committee of the Board each receive $1,500 for each meeting of the Audit Committee attended. The Chairperson of the Audit Committee receives an additional fee of $12,500 per year, and the Chairpersons of the Management, Compensation and Development Committee and the Nominating and Governance Committee of the Board each receive an additional fee of $8,000 per year. Additionally, under the Plan, the Company is permitted to issue up to a maximum of 1,000 shares per quarter, as determined by the Board, to each of the Company’s non-employee directors. Under a separate, unfunded deferred compensation plan, each of the Company’s non-employee directors may elect to defer receipt of all or part of his or her director’s fees. Compensation deferred under this plan is payable in equal annual installments or in a lump sum with accumulated interest when the director ceases to serve on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY ENERGY, INC.
Dated: December 6, 2005	By:	/s/ Jeffrey D. Serkes
	Name:	Jeffrey D. Serkes
	Title:	Senior Vice President and Chief Financial Officer